Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	February 11, 2020
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Two-Building Office Portfolio in Phoenix

Chicago (February 11, 2020) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Fountainhead Corporate Park, a 300,000 square foot, two-building Class A office portfolio comprised of two 6-story buildings located in the Phoenix, Arizona submarket of Tempe. The property was acquired for $61.5 million, or approximately $205 per square foot, representing a significant discount to new construction costs in the Phoenix market.

Arizona’s economy ranks 2nd in the nation for job growth, 3rd in the nation in GDP growth, and 4th in fastest growing states in the US. Nearly 300,000 jobs have been added in Arizona since 2015, with expectations to create an additional 70,000 jobs in 2020. Phoenix’s vibrant economy, affordable housing market, and young cultural base have led to an influx of technology and financial companies from the west coast earning the area the title of “The Silicon Desert”. According to Green Street Advisors, the Phoenix office market is ranked 4th nationally for estimated demand and employment growth from 2019 to 2022. Tempe is Phoenix’s top performing office submarket posting vacancy rates in the single digits over the past 8 years and hitting an all-time low of 3.3% in 2019.

Fountainhead Corporate Park is part of a dynamic live-work-play environment with a high-profile location along I-10 with immediate access to US-60, SR-143, Loop 202, Sky Harbor Airport, downtown Tempe and Arizona State University’s campus. The property is located within a master-planned environment that contains Class A office space, multifamily communities, retail and hotels. It is leased to a diversified mix of investment-grade tenants such as First American Title Company, State Farm Insurance and Coca Cola, as well as financial institutions, engineering firms, tech companies and academic institutions with a weighted average lease term of over five years. Both buildings benefit from a recent major capital refurbishment program that included renovations of lobbies, common areas, elevators and roof replacements that exceeded $4.5 million of capital improvements.

“The JLL Income Property Trust portfolio today exceeds $3.1 billion in assets with a significant underweight to traditional office properties at just 7% - a property sector that some estimate to be 40% of the commercial property investable universe,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “While we intend to maintain an underweight to the office sector, this investment at an over 40% discount to replacement cost and with in-place rents well below current market comparables presents an attractive addition to our portfolio. Further, asking rents in this submarket have grown by an astounding 50% over the last five years and Tempe continues to boast strong market fundamentals.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately US$68 billion of private and public equity and private debt investments under management (as of Q4 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward-Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.